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                                     EX-99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., November 19, 2001 -- Komag, Incorporated (OTC Bulletin Board:
KMAGQ), the largest independent producer of media for disk drives, today announced that the company has engaged KPMG, LLP as its auditors to replace Ernst & Young LLP, which has withdrawn from a fourteen-year period of engagement.

The reason for Ernst & Young's withdrawal stems from the terms of its required engagement agreement for debtors in chapter 11 proceedings. Because Komag is undergoing a chapter 11 reorganization, employment of professional firms requires authorization of the Bankruptcy Court. In a tentative ruling, responding to similar terms in the contract of Ernst & Young Corporate Finance, an affiliate of Ernst & Young, the Bankruptcy Judge presiding over Komag's chapter 11 proceedings -- the Honorable James R. Grube of the U.S. Bankruptcy Court, Northern District of California, San Jose Division -- stated that such terms required a substantial waiver of Komag rights on the part of the bankruptcy estate and therefore refused to approve Komag's application for retention of Ernst & Young Corporate Finance. As a result, the company expects the Court would also deny Ernst & Young's application to serve as Komag's auditors during the pendency of the chapter 11 reorganization. Given these facts, Ernst & Young has resigned as the Company's independent auditors.

Ted Siegler, Komag vice president and chief financial officer, stated, "We have no disagreements with Ernst & Young over accounting policy or other issues. The change in accounting firms is necessitated solely because Ernst & Young was unable to get approval of their terms of engagement while the company is in bankruptcy. I am highly gratified that KPMG has stepped in and expect that our new relationship will be every bit as constructive as our old relationship was. Meanwhile, I remain fully confident in our accounting and control systems. We have demonstrated the ability, over a long period of time, to produce high quality, timely financial statements."

About Komag

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D centers with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.